                                                                     EXHIBIT 4.1

                        ASPECT COMMUNICATIONS CORPORATION

                       PREFERRED STOCK PURCHASE AGREEMENT

                                   Dated as of

                                November 14, 2002

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                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I DEFINITIONS                                                       1

     1.1 Definitions; Interpretation. ....................................  1

ARTICLE II ISSUANCE AND SALE OF PREFERRED STOCK ..........................  7

     2.1 Number of Shares and Purchase Price .............................  7

ARTICLE III CLOSING; CLOSING DELIVERIES ..................................  7

     3.1 Closing .........................................................  7

     3.2 Payment for and Delivery of Preferred Shares ....................  7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY .................  7

     4.1  Existence; Qualification; Subsidiaries .........................  7
     4.2  Authorization, Noncontravention and Enforceability; Issuance
          of Shares. .....................................................  8
     4.3  Capitalization .................................................  8
     4.4  Private Sale; Voting Agreements. ...............................  9
     4.5  SEC Reports; Financial Statements. .............................  9
     4.6  Absence of Certain Changes .....................................  9
     4.7  Litigation ..................................................... 11
     4.8  Licenses, Compliance with Law, Other Agreements, Etc ........... 11
     4.9  Third-Party Approvals .......................................... 11
     4.10 Disclosure ..................................................... 11
     4.11 Tangible Assets ................................................ 11
     4.12 Inventory ...................................................... 11
     4.13 Owned Real Property ............................................ 11
     4.14 Real Property Leases ........................................... 12
     4.15 Contracts and Commitments ...................................... 12
     4.16 Intellectual Property .......................................... 14
     4.17 Customers and Suppliers ........................................ 15
     4.18 Employees ...................................................... 16
     4.19 ERISA; Employee Benefits ....................................... 16
     4.20 Environment, Health and Safety. ................................ 16
     4.21 Transactions With Affiliates ................................... 17
     4.22 Taxes .......................................................... 17
     4.23 Investment Company ............................................. 17
     4.24 Certain Fees ................................................... 17
     4.25 Listing and Maintenance Requirements Compliance ................ 17

ARTICLE V REPRESENTATIONS AND WARRANTIES OF VISTA ........................ 18

     5.1  Authorization and Enforceability ............................... 18
     5.2  Government Approvals ........................................... 18
     5.3  Investment Intent of Vista ..................................... 18
     5.4  Status of Series B Shares ...................................... 18
     5.5  Sophistication and Financial Condition of Vista ................ 18
     5.6  Transfer of Series B Shares and Conversion Shares. ............. 19

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ARTICLE VI [INTENTIONALLY OMITTED] ....................................... 19

ARTICLE VII PRE-CLOSING COVENANTS OF THE COMPANY AND VISTA ............... 19

     7.1  [Intentionally Omitted] ........................................ 19
     7.2  Conduct of the Company and its Subsidiaries .................... 20
     7.3  Further Action ................................................. 20
     7.4  Notice of Certain Events ....................................... 20
     7.5  Confidentiality ................................................ 20
     7.6  No Solicitation ................................................ 21
     7.7  Preparation of the Proxy Statement; Stockholders Meeting. ...... 21
     7.8  Approval by the Company's Stockholders ......................... 22
     7.9  Rights Agreement ............................................... 23
     7.10 Affirmative Covenants .......................................... 23
     7.11 Employee Reduction ............................................. 23

ARTICLE VIII CONDITIONS PRECEDENT ........................................ 24

     8.1  Conditions to Obligations of Vista at Closing .................. 24
     8.2  Conditions to Obligations of the Company ....................... 25

ARTICLE IX COVENANTS ..................................................... 25

     9.1  Required Actions ............................................... 25
     9.2  Use of Proceeds ................................................ 27
     9.3  Information Rights ............................................. 27
     9.4  Access Rights .................................................. 28
     9.5  Standstill Agreement ........................................... 28

ARTICLE X TERMINATION .................................................... 28

     10.1 Termination .................................................... 28
     10.2 Effect of Termination .......................................... 29

ARTICLE XI SURVIVAL ...................................................... 29

     11.1 Survival ....................................................... 29

ARTICLE XII INDEMNIFICATION .............................................. 30

     12.1 Indemnification. ............................................... 30

ARTICLE XIII GENERAL PROVISIONS .......................................... 31

     13.1  Public Announcements .......................................... 31
     13.2  Successors and Assigns ........................................ 31
     13.3  Entire Agreement .............................................. 31
     13.4  Notices ....................................................... 31
     13.5  Closing Fee; Vista's Fees and Expenses ........................ 32
     13.6  Amendment and Waiver .......................................... 33
     13.7  Counterparts .................................................. 33
     13.8  Headings ...................................................... 33
     13.9  Specific Performance .......................................... 33
     13.10 Remedies Cumulative ........................................... 33

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     13.11 GOVERNING LAW ................................................. 33
     13.12 Arbitration ................................................... 33
     13.13 No Third Party Beneficiaries .................................. 35
     13.14 Severability .................................................. 35
     13.15 Time of the Essence; Computation of Time ...................... 35



Schedule 4.1          Existence, Qualifications, Subsidiaries
Schedule 4.2          Noncontravention
Schedule 4.3          Capitalization
Schedule 4.6          Absence of Certain Changes
Schedule 4.7          Litigation
Schedule 4.9          Third-Party Approvals
Schedule 4.11         Tangible Assets
Schedule 4.13         Owned Real Property
Schedule 4.15         Agreements
Schedule 4.16         Intellectual Property
Schedule 4.17         Customers and Suppliers
Schedule 4.18         Director and Employee Loans
Schedule 4.22         Taxes
Schedule 4.24         Certain Fees

Exhibit A             Certificate of Designations
Exhibit B             Registration Rights Agreement

Exhibit C             Articles of Incorporation and Bylaws of the Company

                       PREFERRED STOCK PURCHASE AGREEMENT

          THIS PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of November 14, 2002 between Aspect Communications Corporation, a California corporation (the "Company") and Vista Equity Fund II, L.P., a Cayman Islands exempted limited partnership ("Vista").

          Vista desires to purchase from the Company, and the Company desires to sell and issue to Vista, 50,000 shares of the Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock").

          In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions; Interpretation.

          (a) For purposes of this Agreement, the following terms have the indicated meanings:

          "2002 Financial Statements" has the meaning set forth in Section 4.5(b) hereof.

          "Affiliate" of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

          "Board of Directors" means the board of directors of the Company.

          "Business Day" means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

          "Certificate" means the Certificate of Designations of the Company attached hereto as Exhibit A.

          "Closing" has the meaning set forth in Section 3.1 hereof.

          "Closing Date" has the meaning set forth in Section 3.1 hereof.

          "Closing Fee" has the meaning set forth in Section 13.5 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" means the Company's common stock, par value $.01 per share, and any securities into which such Common Stock is hereafter converted or exchanged.

          "Competing Transaction" has the meaning set forth in Section 7.6 hereof.

          "Company" has the meaning set forth in the preamble hereof.

          "Company Reports Financial Statements" has the meaning set forth in
Section 4.5(b) hereof.

          "Company Shareholders Meeting" has the meaning set forth in Section 7.8(a) hereof.

          "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

          "Consolidated Total Assets " means, as of any date of determination, the total assets of the Company and its Consolidated Subsidiaries as would be set forth in a consolidated balance sheet of the Company and its Consolidated Subsidiaries dated as of such date of determination and prepared in accordance with GAAP applied on a basis consistent with the Company's historical accounting practices.

          "Conversion Shares" means shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock.

          "Credit Agreement" means the Credit Agreement, dated as of August 9, 2002, by and among the Company, as borrower, the lenders party thereto, as lenders, The CIT Group/Business Credit, Inc., as collateral agent, and Comerica Bank, as administrative agent, as amended, restated, renewed, extended, restructured, supplemented, or modified from time to time.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exclusivity Period" has the meanings set forth in Section 7.6 hereof.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

          "Financial Statements" has the meaning set forth in Section 4.5(b) hereof.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

          "Governmental Agency" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body and NASDAQ.

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          "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (including, without limitation, margin debt), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person,
(ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (xi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of the Borrower or any Subsidiary where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, (xii) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take-or-pay obligations) or similar obligations; and (xiii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such term is defined under ERISA. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Liabilities" has the meaning set forth in Section 12.1(a) hereof.

          "Indemnitees" has the meaning set forth in Section 12.1(a) hereof.

          "Intellectual Property" means all patents, patent applications and inventions; all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all registered copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and all other intellectual property rights; and all copies and tangible embodiments of the foregoing.

          "IRS" means the Internal Revenue Service.

          "knowledge" or "know" when used with respect to the Company means the actual knowledge of the Company's executive officers after reasonable investigation.

          "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

          "Material Adverse Effect" means, with respect to the Company, any occurrence, event, or effect that either individually or in the aggregate with all other such changes or effects is, or could reasonably be expected to be (whether or not such change, event or effect has, at the time in question, manifested itself in the Company's historical financial statements), materially adverse to the business, operations, results of operations, properties, condition, financial or otherwise, assets or liabilities of the Company and its Subsidiaries taken as a whole on a consolidated basis.

          "Most Recent Audited Balance Sheet Date" has the meaning set forth in
Section 4.6 hereof.

          "NASDAQ" means The NASDAQ Stock Market, Inc.

          "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency).

          "Permitted Affiliate Transaction" means any contact, agreement, arrangement or transaction entered into by the Company or any of its Subsidiaries with any Affiliate of any such Person as part of an employment relationship or pursuant to any Stock Option Plan.

          "Permitted Liens" means:

          (1) Liens existing on the Closing Date and securing indebtedness of the Company and its Subsidiaries to the extent such indebtedness is disclosed on the Most Recent Audited Balance Sheet Date or incurred since such date in the Ordinary Course of Business, including, without limitation, Liens securing the indebtedness of the Company and its Subsidiaries under the Credit Agreement, the guarantees thereof and any hedging agreements entered into between the Company and any Person;

          (2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

          (3) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the Ordinary Course of Business; provided, that (A) the underlying obligations are not overdue for a period of more than 60 days, or (B) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

          (4) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

          (5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or minor imperfections of title which, in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company and any of its Subsidiaries taken as a whole;

          (6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default (as defined in the Credit Agreement as in effect on the date hereof) under the Credit Agreement with respect thereto;

          (7) pledges or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

          (8) Liens securing indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition (as defined in the Indenture as in effect on the date hereof); provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

          (9) leases or subleases granted to other Persons in the Ordinary Course of Business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; and

          (10) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business.

          "Person" or "person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

          "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA), subject to Title IV of ERISA or the minimum funding requirements of
Section 412 of the Code, maintained or contributed to by the Company or any Subsidiary at any time during the 5 calendar years immediately preceding the date of this Agreement.

          "Proxy Statement " has the meaning set forth in Section 7.7(a) hereof.

          "Purchase Price" has the meaning set forth in Section 2.1 hereof.

          "Registration Rights Agreement" means the Registration Rights Agreement between the Company and Vista in the form of Exhibit B hereto.

          "Related Documents" means all documents and instruments to be executed or adopted by the Company in connection herewith, including the Certificate, the Proxy Statement, the certificates evidencing the Series B Shares, the Registration Rights Agreement and the Letter Agreement.

          "Restricted Parties" and "Restricted Party" have the meanings set forth in Section 7.6 hereof.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" means all reports, schedules, registration statements, forms and other documents required to be filed by the Company with the SEC, including those that the Company may file with the SEC after the date of this Agreement until the Closing.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Series B Preferred Stock" has the meanings set forth in the recitals hereof.

          "Series B Shares" has the meaning set forth in Section 2.1 hereof.

          "Share Issuance Approval" has the meaning set forth in Section
7.8 hereof.

          "Stock Option Plan" means any capital stock plan adopted by the Company for the benefit of the Company's officers, employees, consultants, agents or directors which has been or is approved by the Board of Directors or a committee thereof that has the authority to administer any such plan, including, without limitation, the Company's 1989 Director's Stock Option Plan, the Company's 1990 Employee Stock Purchase Plan, the Company's 1995 Ten-Year Plan, the Company's Annual Retainer Compensation Plan for the Board of Directors, the Company's Amended and Restated 1998 Directors' Stock Option Plan, the Company's Amended and Restated 1996 Employee Stock Option Plan, the Company's 1999 Equity Incentive Plan, the Voicetek Corporation 1992 Equity Incentive Plan, the Voicetek Corporation 1996 Stock Option Plan, the PakNetX Corporation 1997 Stock Plan and the Newborn Stock Option Plan.

          "Shareholder Approval" has the meaning set forth in Section 7.8(a) hereof.

          "Shareholder Meeting" has the meaning set forth in Section 7.7(c) hereof.

          "Subsidiary" means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, limited liability company, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

          "Superior Proposal" has the meaning set forth in Section 7.6(b) hereof.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) The words "herein", "hereof" and "hereunder" and words of similar import shall, unless otherwise stated, refer to this Agreement as a whole (including all schedules and exhibits) and not to any particular article, section or other subdivision of this Agreement, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, and (iv) the word "or" shall not be exclusive.

                                   ARTICLE II
                      ISSUANCE AND SALE OF PREFERRED STOCK

     2.1 Number of Shares and Purchase Price. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell to Vista, and Vista shall purchase from the Company, in the aggregate, 50,000 shares of Series B Preferred Stock (the "Series B Shares") for an aggregate purchase price of $50,000,000 (the "Purchase Price").

                                  ARTICLE III
                           CLOSING; CLOSING DELIVERIES

     3.1  Closing. Unless this Agreement shall have terminated pursuant to
Article X, and subject to the satisfaction or waiver of the closing conditions for the Closing set forth in Article VIII, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Kirkland & Ellis, New York, New York at 10:00 a.m. on the fifth (5th) Business Day after all of the conditions to the Closing set forth in Article VIII (other than those that will be satisfied by the delivery of documents or tender of payment at the Closing) are either satisfied or duly waived, or at such other time, place and/or date as shall be agreed upon by the parties hereto. The date upon which the Closing occurs is referred to herein as the "Closing Date."

     3.2 Payment for and Delivery of Preferred Shares. At the Closing, the Company shall issue and deliver to Vista a stock certificate duly executed and registered in the name of Vista evidencing ownership of the number of Series B Shares to be purchased by Vista at the Closing against payment by Vista of the Purchase Price to be paid by Vista at the Closing by wire transfer of immediately-available funds to the account designated by the Company in writing.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Vista that, except as set forth on the Schedule of Exceptions provided to Vista which exceptions shall be deemed to be representations and warranties as if made hereunder:

     4.1 Existence; Qualification; Subsidiaries. The Company and each Subsidiary are duly organized, validly existing and in good standing under the laws of their applicable jurisdictions of organization and have full corporate power and authority to conduct their business and own and operate their properties as now conducted, owned and operated. The copies of the Articles of Incorporation and By-laws of the Company and all amendments thereto are attached hereto as Exhibit C, and are true, correct and complete copies of such documents. The Company and each Subsidiary of the Company is licensed or qualified as a foreign corporation or company and is in good standing in all jurisdictions where such Person is required to be so licensed or qualified except where failure to be licensed or qualified would not have Material Adverse Effect. Schedule 4.1 lists all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. Except as set forth on Schedule 4.1, the Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity. All of the issued shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens other than Liens securing the Indebtedness represented by Credit Agreement.

     4.2  Authorization, Noncontravention and Enforceability; Issuance of
Shares.

          (a) The Company has full power and authority and has taken all required corporate and other action necessary to permit it to execute and deliver this Agreement and the Related Documents and to carry out the terms hereof and thereof and (other than receipt of the Shareholder Approval, which the Company shall seek to obtain in accordance with Section 7.8) to issue and deliver the Series B Shares and the Conversion Shares, and none of such actions will (i) violate or conflict with any provision of the Articles of Incorporation of the Company, the By-laws of the Company or of any applicable law, regulation, order, judgment or decree or rule of the stock exchange where the Common Stock is listed, (ii) except as set forth on Schedule 4.2, result in the material breach of or constitute a material default (or an event which, with notice or lapse of time or both would constitute a default) under any agreement, instrument or understanding to which the Company is a party or by which it is bound, or (iii) result in or constitute a "change in control" under any agreement, instrument or understanding to which the Company is a party or by which it is bound. This Agreement and the Related Documents each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally (collectively "Creditors Rights Laws") and except as rights to indemnity thereunder may be limited by applicable federal or state laws.

          (b) The Series B Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any and all Liens (other than any restrictions on transfer under state and/or federal securities laws). Subject to receipt of the Share Issuance Approval, the Conversion Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any and all Liens (other than any restrictions on transfer under state and/or federal securities laws, this Agreement and the Related Documents). Subject to receipt of the Share Issuance Approval, the Conversion Shares have been duly reserved for issuance upon conversion of the Series B Shares. Neither the issuance and delivery of the Series B Shares nor the issuance and delivery of any Conversion Shares is subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

     4.3 Capitalization. As of date hereof, the authorized capital stock of the Company shall consist of: (i) 100,000,000 shares of Common Stock, 22,222,222 shares are reserved for issuance upon conversion of the Series B Preferred Stock, 20,327,837 shares are reserved for issuance in connection with equity awards granted or permitted to be granted pursuant to the Stock Option Plans or upon the exercise of stock options granted or permitted to be granted pursuant to the Stock Option Plans, and no shares are held in treasury; (ii) 100,000 Shares of Series A Preferred Stock; and (iii) 50,000 shares of Series B Preferred Stock. On November 12, 2002, 53,038,358 shares of Common Stock were outstanding. At the time of the Closing, all of the outstanding capital stock will be validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable securities laws (including the provisions of the Securities Act and the rules and regulations promulgated thereunder). Except pursuant to a Stock Option Plan or as set forth on Schedule 4.3, neither the Company nor any of its Subsidiaries has granted or issued any options, convertible securities, warrants, calls, pledges, phantom stock, stock appreciation rights, transfer restrictions (except restrictions imposed by federal and state securities laws), Liens, currently effective rights of first offer, currently effective rights of first refusal, currently effective antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company other than as contemplated in this Agreement and the Related Documents. Except as contemplated by this Agreement and the Related Documents or as set forth on Schedule 4.3, there are no preemptive rights, rights of first offer, antidilution provisions or any other preferential rights applicable to the issuance and sale of securities of the Company or any of its Subsidiaries, including, but not limited to, the Series B Shares.

     4.4  Private Sale; Voting Agreements.

          (a) Assuming the accuracy of Vista's representations contained herein, neither the offer, sale and issuance of the Series B Shares hereunder nor the issuance and delivery of any Conversion Shares requires registration under the Securities Act or any state securities laws.

          (b) To the Company's knowledge, there are no agreements obligating any of its stockholders to vote as directed by another Person or any proxies granted by any stockholder other than proxies submitted in connection with the Company's meetings of shareholders.

     4.5  SEC Reports; Financial Statements.

          (a) The Company has filed all SEC Documents required to be filed as of the date hereof. The SEC Documents (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents or necessary in order to make the statements in such SEC Documents, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Documents (the "Company Reports Financial Statements" and the financial statements (including any notes thereto) required to be delivered to Vista by the Company pursuant to Section 8.1(h)(vi) (the "2002 Financial Statements") and, together with the Company Reports Financial Statements, the "Financial Statements") complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and each fairly presented in all material respects (subject to, in the case of the unaudited statements, normal, recurring audit adjustments, none of which are material) the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and the Consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. As of the dates of the Financial Statements, the Company had no material obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due), which was not reflected or reserved against in the balance sheets or the notes thereto which are part of the Financial Statements, except for those incurred in the Ordinary Course of Business and which are fully reflected on the Company's books of account.

     4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since December 31, 2001 (the "Most Recent Audited Balance Sheet Date"), neither the Company nor any Subsidiary has:

          (a) incurred any liabilities other than current liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $1,000,000;

          (b) paid, discharged or satisfied any claim, Lien or liability, other than any claim, Lien or Liability (A) reflected or reserved against on the balance sheet contained in the Financial Statements as of the Most Recent Audited Balance Sheet Date (the "Current Balance Sheet") and paid, discharged or satisfied in the Ordinary Course of Business or (B) incurred since the Most Recent Audited Balance Sheet Date and paid, discharged or satisfied, in each case in the Ordinary Course of Business;

          (c) sold, leased, assigned or otherwise transferred any of its assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business);

          (d) permitted any of its assets, tangible or intangible, to become subject to any Lien (other than any Permitted Lien);

          (e) written off as uncollectible any accounts receivable other than
(i) in the Ordinary Course of Business, or (ii) for amounts not greater than $100,000;

          (f) terminated or amended or suffered the termination or amendment of, other than in the Ordinary Course of Business, or failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

          (g) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $500,000;

          (h) made any loan (other than intercompany advances) to any other Person (other than advances to employees in the Ordinary Course of Business which do not exceed $25,000 individually or $150,000 in the aggregate);

          (i) canceled, waived or released any debt, claim or right in an amount or having a value exceeding $300,000;

          (j) other than a Permitted Affiliate Transaction, paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business and which was not approved by a majority of the Company's disinterested directors;

          (k) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

          (l) other than in the Ordinary Course of Business, granted any increase in the compensation of any officer or employee or made any other favorable change in employment terms of any officer or employee;

          (m) made any change in any method of accounting or accounting practice;

          (n) suffered or caused any other occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, has had or could reasonably be expected to have a Material Adverse Effect; or

          (o) agreed, in writing or otherwise, to any of the foregoing.

     4.7 Litigation. Except as set forth in Schedule 4.7, as of the date of this Agreement, no claim, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any officer or director thereof or the Company's and the Subsidiaries' business which if decided adversely to any such Person could have or reasonably be expected to have a Material Adverse Effect.

     4.8 Licenses, Compliance with Law, Other Agreements, Etc. The Company and each Subsidiary have all material franchises, permits, licenses and other rights to allow it to conduct its business and is not in violation in any material respects of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, including, without limitation, any applicable statutory state anti-takeover law, or of the provisions of any contract or agreement to which it is a party or by which it is bound, except where noncompliance would not reasonably be expected to have a Material Adverse Effect and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation. The Company and each Subsidiary's businesses have been conducted in compliance with all applicable federal, state and local laws, ordinances, rules and regulations except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

     4.9 Third-Party Approvals. Assuming the accuracy of the representations and warranties of Vista contained in this Agreement, except as set forth on
Schedule 4.9, the Company is not required to obtain any material order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date, except for filings on Form D under the Securities Act.

     4.10 Disclosure. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to Vista by the Company and its Subsidiaries in connection with the transactions contemplated under this Agreement, do not contain any untrue statement of a material fact or, as supplemented by the SEC Documents filed by the Company, omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     4.11 Tangible Assets. Except as set forth on Schedule 4.11, (i) the Company and its Subsidiaries own or lease all tangible assets used or reasonably necessary in connection with the conduct of its business, and (ii) all material tangible assets are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair in all material respects (subject to normal wear and tear) and are suitable in all material respects for the purposes for which such assets are used or proposed to be used.

     4.12 Inventory. All inventory of the Company and its Subsidiaries, whether reflected on the Current Balance Sheet or otherwise, consists of a quality and quantity usable or salable in the Ordinary Course of Business, subject to the reserves set forth on the Current Balance Sheet and subject to normal rates of defect or obsolescence not inconsistent with the Company's historical experience.

     4.13 Owned Real Property(a) . Schedule 4.13 sets forth the address and description of each parcel of real property owned by the Company or any of its Subsidiaries (the "Owned Property"). The Company or its applicable Subsidiary has good and marketable fee simple title in and to all of the Owned Property, subject to no liens, encroachments, encumbrances, claims, leases, rights of possession or other defects in title (collectively, "Encumbrance"), except (i) as disclosed on the Most Recent Audited

Balance Sheet Date, (ii) Liens for Taxes not yet due and payable, (iii) covenants, conditions and restrictions of record and minor title defects none of which individually or collectively could reasonably be expected to interfere with the Company's business as presently conducted or as planned to be conducted and (iv) as described on Schedule 4.13. Other than the Company and its Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Owned Property. The Owned Property is in good condition and repair and is sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. The Owned Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Owned Property have been obtained, are in full force and effect and have not been violated, except where the failure to obtain, either individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect. There exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Owned Property. All improvements located on the Owned Property have direct access to a public road adjoining such Owned Property. No such improvements or accessways encroach on land not included in the Owned Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Owned Property, except for those that, individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect. There is no pending or, to the knowledge of the Company or any of its Subsidiaries, any threatened condemnation proceeding affecting any portion of the Owned Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Property or any portion thereof or interest therein.

     4.14 Real Property Leases. Except as set forth on Schedule 4.14, there exists no material event of default (nor, to the Company's knowledge, any event which with notice or lapse of time would constitute an event of default) with respect to the Company, any Subsidiary and, to the Company's knowledge, with respect to any other party thereto under any agreement pursuant to which the Company is the lessee or lessor of any real property, and all such agreements are in full force and effect and enforceable against the lessor or lessee in accordance with their terms.

     4.15 Contracts and Commitments.

          (a) Except as expressly contemplated by this Agreement or as set forth on Schedule 4.15 attached hereto, the Company is not a party to or bound by any written or oral:

          (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to its current or former directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

          (ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, with employees at the executive management committee level since December 31, 2001, programs, policies or arrangements;

          (iii) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $250,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at anytime for any lawful reason or for no reason without penalty or liability;

          (iv) contract or agreement involving any Governmental Agency involving more than $200,000 other than in the ordinary course of business;

          (v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any letter of credit arrangements;

          (vi) guarantee, other than endorsements made for collection in the ordinary course of business consistent with past custom and practice;

          (vii) lease or agreement under which the Company is (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $1,000,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

          (viii) contract or group of related contracts with the same party or group of affiliated parties for the purchase or sale of raw materials, commodities, supplies, products, equipment or other personal property or services under which the undelivered balance since the Most Recent Audited Balance Sheet Date of such products and services has a selling price in excess of $1,000,000;

          (ix) other contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by the Company upon 30 days' or less notice without penalty or involving more than $1,000,000;

          (x) contract relating to the marketing, advertising or promotion of its products involving more than $1,000,000;

          (xi) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

          (xii) agreements relating to the ownership of, investments in or loans and advances to any Person, including investments in joint ventures and minority equity investments;

          (xiii) license, royalty, indemnification or other agreement with respect to any intangible property (including any Intellectual Property), including any agreements that prohibit or limit the ability of the Company to use or disclose any Intellectual Property or to engage in any line of business, or to compete with any Person or to carry on its business or any other business anywhere in the world other than in the ordinary course of business;

          (xiv) broker, agent, sales representative, sales or distribution agreement other than in the ordinary course of business;

          (xv) power of attorney or other similar agreement or grant of agency;

          (xvi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including any nondisclosure or confidentiality agreements; or

          (xvii) other agreement which involves a consideration in excess of $1,000,000 annually, other than in the ordinary course of business.

     (b) The Company has delivered or made available to Vista a correct and complete copy (as amended to date) of each contract, agreement, and instrument set forth on Schedule 4.15 (collectively, the "Material Contracts"). With respect to each Material Contract: (i) such Material Contract is legal, valid and binding, enforceable against the Company in accordance with the terms (except to the extent required by Creditors Rights Laws), and in full force and effect; (ii) such Material Contract will continue to be legal, valid and binding, enforceable against the Company in accordance with the terms (except to the extent required by Creditors Rights Laws), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) to the Company's knowledge no party to such Material Contract is in breach or default of the terms thereof, and to the Company's knowledge no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Material Contract; and (iv) no party to such Material Contract has repudiated any provision thereof.

     (c) Except as specifically set forth in Schedule 4.15(c), the Company is not a party to any contract, agreement, instrument or understanding that contains a "change in control," "potential change in control," or similar provision, in each case, that would be triggered by the transactions contemplated hereunder.

     4.16 Intellectual Property.

     (a) Schedule 4.16(a) sets forth a true, complete and correct list of all of the following that are owned or used by the Company in the conduct of its business:

          (i) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property;

          (ii) material unregistered trademarks, material unregistered service marks, trade names and corporate names;

          (iii) material unregistered copyrights, excluding copyrights relating to business records maintained in the Ordinary Course of Business; and

          (iv) any other material Intellectual Property.

     (b) Schedule 4.16(b) sets forth a true, complete and correct list of material intellectual Property that the Company has licensed from or to a third party, along with a list of all such licenses.

     (c) Except as set forth on Schedule 4.16(c):

          (i) the Company owns and possesses all right, title, and interest in and to, or has a valid and enforceable written license to use, all of the Intellectual Property set forth on Schedule 4.16(a) and all other material Intellectual Property necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted (collectively, the "Company Intellectual Property");

          (ii) the Company Intellectual Property is not subject to any Liens (other than Permitted Liens), and is not subject to any restrictions or limitations regarding use or disclosure;

          (iii) the Company has not infringed or misappropriated or otherwise violated, and the operation of the business, will not infringe, misappropriate or otherwise violate any material Intellectual Property of any third party. To the knowledge of the Company, the Company has not been threatened with any of the foregoing and is not aware of any facts which indicate a likelihood of any of the foregoing. The Company has not received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

          (iv) the Company has taken commercially reasonable actions to maintain and protect all of the Company Intellectual Property and will continue to maintain and protect all of the Company Intellectual Property prior to the Closing so as not to adversely affect the ownership, validity or enforceability thereof;

          (v) except as set forth on Schedule 4.16(b), the Company has not licensed any Intellectual Property from any third parties;

          (vi) no third party has materially infringed or misappropriated any Company Intellectual Property and the Company is not aware of any facts that indicate a likelihood of any of the foregoing;

          (vii) immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by the Company on terms and conditions identicalto those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing;

          (viii) no material claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding, or, to the knowledge of the Company, is threatened, and there are no grounds for the same;

          (ix) no loss or expiration of any of the Company Intellectual Property is threatened, pending or reasonably foreseeable, except for patents and copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees); and

          (x) to the knowledge of the Company, no third party has infringed or misappropriated or otherwise come into conflict with any of the Company Intellectual Property owned by the Company the Company is not aware of any facts that indicate a likelihood of any of the foregoing

     4.17 Customers and Suppliers. The attached Schedule 4.17 lists the thirty
(30) largest customers and thirty (30) largest suppliers of the Company (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer or supplier the amount of revenues to such customer in the case of any such customer or the amount of expenditures to such supplier in the case of any such supplier. Such Schedule also lists any additional current customers and suppliers which the Company anticipates shall be among the thirty (30) largest customers or suppliers for the current fiscal year. Since the date of the Most Recent Audited Balance Sheet Date, no supplier set forth on Schedule 4.17 has stopped or materially decreased the rate of or to the Company's knowledge indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or any Subsidiary, and no customer listed on such Schedule has stopped or materially decreased or, to the Company's knowledge, indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company or any Subsidiary.

     4.18 Employees. Since the Most Recent Audited Balance Sheet Date, no key employees and no group of employees has terminated, or to the knowledge of the Company plans to terminate, employment with the Company or any Subsidiary, as applicable. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. To the knowledge of the Company there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. To the Company's knowledge, the Company has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals, except for such violations as would not in the aggregate be expected to have a Material Adverse Effect. Schedule 4.18 describes each loan or other extension of credit made by the Company or any of its Subsidiaries to or for the account of any director, executive officer or employee of the Company or any of it is Subsidiaries.

     4.19 ERISA; Employee Benefits . Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has timely filed for a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of the last determination letter that could reasonably be expected to materially adversely affect the qualified status of such Plan. Each Plan is in full force and effect and has been administered in accordance with its terms and is and has been, and each plan administrator and fiduciary of a Plan is acting and has been acting, in compliance with all applicable requirements of the Code and ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings in connection with each such Plan. No Plan has been terminated or partially terminated. The Company has no Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. The Company or one of its Subsidiaries has made, accrued or provided for all contributions required under each Plan. To the knowledge of the Company, no event has occurred or is reasonably expected to occur with respect to any employee pension benefit plan of the Company or any member of the Company's controlled group (within the meaning of Section 414 of the Code), which could reasonably be expected to directly or indirectly result in any material liability (other than liability arising in the Ordinary Course of Business) to the Company or any member of its controlled group pursuant to Title IV of ERISA or Section 412 of the Code. No Plan has incurred an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA.

     4.20 Environment, Health and Safety.

          (a) The Company (as used in this Section 4.20, Company shall include the Company's Subsidiaries) has complied and is in compliance with all Environmental and Safety Requirements that are applicable to the Company's business except where failure to so comply would not reasonably be expected to have a Material Adverse Effect;

          (b) The Company has not received any written notice, report or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements; and

          (c) Other than pursuant to publicly announced acquisitions of other companies, the Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

     4.21 Transactions With Affiliates. Except for Permitted Affiliate Transactions or as disclosed in the SEC Documents filed by the Company on or after January 1, 2001, neither the Company nor any Subsidiary is party to any agreement, arrangement or transaction with any Affiliate.

     4.22 Taxes. Except as set forth on Schedule 4.22:

          (a) each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing;

          (b) all such Tax Returns are true, correct and complete in all respects;

          (c) none of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which is the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

          (d) each of the Company and its Subsidiaries has withheld and paid in all material respects all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

          (e) there is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority and which is material to the Company and its Subsidiaries taken as a whole.

     4.23 Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.24 Certain Fees. Other than any fees or expenses to be paid in accordance with Section 13.5 and other than fees to be paid to Thomas Weisel Partners LLC and to Morgan Stanley & Co. Inc. (which are set forth on Schedule 4.24), no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement. Vista shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold Vista, its employees, officers, directors, agents and partners, and its affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect to any such claimed or existing fees.

     4.25 Listing and Maintenance Requirements Compliance. The Company has not received notice (written or oral) from NASDAQ that the Company is not in compliance with the listings or maintenance requirements of such stock exchange. Assuming no changes to current NASDAQ Rules, upon conversion of the Series B Shares into shares of Common Stock, all Conversion Shares shall be listed on NASDAQ, provided the Company shall continue to meet the listing and maintenance requirements of NASDAQ and shares of the Company's Common Stock shall continue to be listed on

NASDAQ at the time of any such conversion. The authorization and issuance of the Series B Shares and the Conversion Shares will not violate the listing or maintenance requirements of NASDAQ, subject to receipt of the Share Issuance Approval, which the Company shall seek to obtain in accordance with
Section 7.8.


                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF VISTA

         Vista hereby represents and warrants to the Company as follows:

     5.1 Authorization and Enforceability. Vista has full power and authority and has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and such other documents and instruments each constitutes a legal, valid and binding obligation of Vista, enforceable against Vista in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and except as rights to indemnity thereunder may be limited by applicable federal securities laws.

     5.2 Government Approvals. Vista is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.

     5.3 Investment Intent of Vista. Vista represents and warrants to the Company that it is acquiring the Series B Shares set forth in Section 2.1 for its own account, with no present intention of selling or otherwise distributing the same to the public.

     5.4 Status of Series B Shares. Vista has been informed by the Company that the Series B Shares have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

     5.5 Sophistication and Financial Condition of Vista. Vista represents and warrants to the Company that it is an "Accredited Investor" as defined in Regulation D under the Securities Act and that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Series B Shares. Vista has been given access to such information regarding the Company and its Subsidiaries as it has requested and has had the opportunity to obtain additional information as desired and to ask questions and has received answers regarding such information in order to evaluate the merits and the risks inherent in holding the Series B Shares and the Conversion Shares. The facts set forth in the preceding sentence, shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto, nor shall it affect the Company's indemnification obligations arising under Article XII hereof.

     5.6  Transfer of Series B Shares and Conversion Shares.

          (a) Vista has been informed by the Company and hereby agrees that the Series B Shares and Conversion Shares may be transferred only (i) pursuant to public offerings registered under the Securities Act, (ii) pursuant to Rule 144 promulgated under the Securities Act (or any similar rule then in force), (iii) to an Affiliate of Vista, or (iv) subject to the conditions set forth in Section 6.4(b), pursuant to any other legally-available means of transfer.

          (b) In connection with any transfer of any Series B Shares or Conversion Shares (other than a transfer described in Section 6.4(a)(i), (ii) or (iii)), the holder of such shares shall deliver written notice to the Company describing in reasonable detail the proposed transfer, together with an opinion of counsel (Kirkland & Ellis or such other counsel which, to the Company's reasonable satisfaction, is knowledgeable in securities law matters) to the effect that such transfer may be effected without registration of such shares under the Securities Act. The holder of the Securities being transferred shall not consummate the transfer until (i) the prospective transferee has confirmed to the Company in writing its agreement to be bound by the provisions of this
Section 6.4 as if it were Vista, or (ii) such holder shall have delivered to the Company an opinion of such counsel that no subsequent transfer of such Securities shall require registration under the Securities Act. Promptly upon receipt of any opinion described in clause (ii) of the preceding sentence, the Company shall prepare and deliver in connection with the consummation of the proposed transfer, new certificates for the Securities being transferred that do not bear the legend set forth in Section 6.4(c).

          (c) Except as provided in Section 6.4(b), until transferred pursuant to clauses (a)(i) or (a)(ii) above, each certificate evidencing the ownership of Series B Shares or Conversion Shares shall be imprinted with a legend substantially in the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [________], 2002 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SET FORTH IN THE PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF [________], 2002 BETWEEN THE COMPANY (THE "COMPANY") AND THE OTHER PARTIES THERETO. THE COMPANY RESERVES THE RIGHT TO REFUSE ANY TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.

                                   ARTICLE VI
                             [INTENTIONALLY OMITTED]

                                  ARTICLE VII
                 PRE-CLOSING COVENANTS OF THE COMPANY AND VISTA

     7.1  [Intentionally Omitted]

     7.2 Conduct of the Company and its Subsidiaries. From the date hereof until the Closing, the Company shall, and the Company shall cause each of its Subsidiaries, to conduct their respective businesses in the Ordinary Course of Business and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties, to preserve the goodwill of the suppliers, customers and others having business relations with the Company or such Subsidiaries. From the date hereof until the Closing, neither the Company nor its Subsidiaries shall (i) take or agree or commit to take any action that would make any representation and warranty set forth in
Article IV hereof (other than those expressed as being made as at a specific date) inaccurate in any respect at, or as of any time prior to, the Closing,
(ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, (iii) split, combine or reclassify any shares of the Company's capital stock without appropriately adjusting the conversion price of the Series B Shares prior to their issuance at the Closing, or (iv) declare or pay any individual or distribution (whether in cash, stock or property) in respect of its Common Stock.

     7.3 Further Action. The Company and Vista shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Company and Vista agree, and the Company agrees to cause its Subsidiaries, to (a) execute and deliver such other documents, certificates, agreements and other writings,
(b) obtain all consents and approvals, including, without limitation, governmental and third party consents or approvals that are required to be obtained in connection with the transactions contemplated by this Agreement and
(c) take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     7.4 Notice of Certain Events. The Company shall promptly notify Vista in writing of:

          (a) any notice or other communication to or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (c) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation and warranty of the Company contained in Article IV of this Agreement to be untrue or inaccurate in any material respect (or, in the case of any such representation and warranty qualified by materiality or Material Adverse Effect, to be untrue or inaccurate in any respect) at any time from the date hereof to the Closing Date or that will result in the failure to satisfy any of the conditions specified in Section 8.1. Such notice (i) shall specify the representation or warranty impacted and (ii) will not be deemed to amend the Schedules attached hereto unless so accepted as such by Vista in writing prior to the Closing, in which event such written acceptance shall be deemed to cure the breach of any such representation or warranty and amend and/or supplement the schedule related to such representation or warranty; and

          (d) any failure of the Company or any of its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     7.5 Confidentiality. The parties hereto agree that the nondisclosure agreement dated as of August 1, 2002, between the Company and Vista (the "Confidentiality Agreement") shall continue in full force and in accordance with its terms.

     7.6  No Solicitation.

          (a) Until the earlier of (x) the termination of this Agreement pursuant to Section 10.1 and (y) the Closing Date (the period from the date of this Agreement until such earlier date is referred to herein as the "Exclusivity Period"), and (i) except as set forth in subsection (b) below, neither the Company and its Affiliates nor any of their respective Subsidiaries (collectively, the "Restricted Parties" and each a "Restricted Party") shall, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of their respective officers, directors, employees, consultants or agents or any investment banker, financial advisor, attorney, accountant or other representative retained by any Restricted Party to take any such action; and
(ii) the Company shall notify Vista in writing (as promptly as practicable, but in any event, within two days) if any written or oral request for information or proposal relating to a Competing Transaction is made and shall keep Vista promptly advised of all such requests and proposals, and shall provide Vista with a copy of any such written requests or proposals and a summary of all oral proposals or requests (unless providing such information or copies is prohibited by a confidentiality provision existing on the date hereof which are not terminable by the Company on the date hereof). As used herein, the term "Competing Transaction" shall mean the offer or sale of equity or equity-linked securities of the Company to a third party other than Vista.

          (b) Notwithstanding the foregoing, at any time prior to obtaining Shareholder Approval, in response to a bona fide proposal that the Board of Directors of the Company determines in good faith constitutes a Superior Proposal, and which proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 7.6, the Company may, for a period of seven calendar days from the date of receipt of the initial proposal from any such Person (x) furnish information with respect to the Company to the person or entity making such proposal, and (y) participate in discussions or negotiations with the person or entity making such proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party if the proposal is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment to be (A) more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Vista in response to such offer or otherwise)), and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

     7.7  Preparation of the Proxy Statement; Stockholders Meeting.

          (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the matters set forth in Section 7.8 for which Shareholder Approval is sought (as amended or supplemented from time to time, the "Proxy Statement") and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify Vista upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Vista with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand which relates directly to the Proxy Statement (not including any documents that may be incorporated by reference therein). Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall
(i) provide Vista an opportunity to review and comment on such document or response which relates directly to the Proxy Statement (not including any documents that may be incorporated by reference therein), (ii) include in such document or response all comments reasonably proposed by Vista which relates directly to the Proxy Statement (not including any documents that may be incorporated by reference therein) and (iii) not file or mail such document which relates directly to the Proxy Statement (not including any documents that may be incorporated by reference therein) or respond to the SEC prior to receiving Vista's written approval, which approval shall not be unreasonably withheld or delayed.

          (b) If requested by the Company, Vista shall use its commercially reasonable efforts to assist the Company in preparing the Proxy Statement, including, without limitation, providing to the Company any information regarding Vista required to be included therein.

          (c) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Shareholder Approval sought in accordance with Section 7.8 (the "Stockholders Meeting"). The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement and the Related Documents, and shall include such recommendation in the Proxy Statement, provided, however, that the foregoing shall not prohibit the Company's Board of Directors from withdrawing, modifying or changing such recommendation at any time to the extent that the Company's Board of Directors determines to do so in the exercise of their fiduciary duties.

     7.8  Approval by the Company's Stockholders.

          (a) Subject to the terms of Section 7.7(c) above, the Board of Directors shall recommend the approval, adoption and authorization of the transactions contemplated hereby, and, provided that the Board of Directors shall continue to be recommending the adoption of this Agreement and Related Documents, the Company shall take all lawful action to solicit such approval, adoption and authorization. No amendment or supplement to the Proxy Statement will be made by the Company without the prior written consent of Vista which shall not be unreasonably withheld. The Company will take all reasonable action necessary in accordance with applicable laws, statutes, rules, regulations, determinations of any arbitrator, court, other Governmental Agency and stock exchange, and its Articles of Incorporation and By-laws to convene a meeting of stockholders to be held before the Closing Date (the "Company Shareholders Meeting") to obtain the approval and authorization by the Company's stockholders of: (i) the issuance of the Series B Preferred Stock; (ii) the issuance of Common Stock upon conversion of the Series B Preferred Stock; and (iii) such other matters as may be necessary or advisable to consummate the transactions contemplated by this Agreement (such approval by stockholders of the matters described in clauses (i) and (ii) is referred to herein as the "Share Issuance Approval" and such approval by stockholders of all such matters is herein referred to as the "Shareholder Approval"). If the Company fails to obtain the Shareholder Approval at such meeting of stockholders and this Agreement is not otherwise terminated by Vista or the Company pursuant to Section 10.1(e), it shall use reasonable best efforts to obtain the Shareholder Approval at each successive stockholders' meeting until the Shareholder Approval is obtained.

          (b) If (i) the Board of Directors (A) fails to make the recommendation described in Section 7.8(a) above, (B) revokes such recommendation or (C) revokes its approval of the transactions contemplated by this Agreement, and, in each of cases (A), (B) and (C), this Agreement shall be terminated by Vista pursuant to Section 10.1(f) or by the Company pursuant to Section 10.1(g), (ii) a publicly disclosed hostile takeover attempt of the Company by any Person occurs prior to convening the Company Shareholders Meeting and the Company fails to obtain the Shareholder Approval, and this Agreement shall be terminated by either Vista or the Company pursuant to Section 10.1(e)(ii), or (iii) the Company takes any of the actions described in clauses (x) or (y) in Section 7.6(b) after the seven-day period described in such Section 7.6(b) and regardless of whether Vista terminates this Agreement, then in each such case within 3 business days of such termination or such actions taken by the Company, the Company shall pay to Vista Equity Partners, LLC by wire transfer from immediately available funds an amount equal to $1,500,000 (the "Termination Fee") to the accounts designated to the Company in writing by Vista.

     7.9 Rights Agreement. The Company agrees to supplement or amend, in a manner reasonably acceptable to Vista, the Rights Agreement, dated as of May 11, 1999 between the Company and Equiserv Trust Company, N.A. (the "Rights Agreement") prior to the Distribution Date (as defined in the Rights Agreement) pursuant to Section 27 thereof so that Vista, with respect only to its purchase and beneficial ownership of Series B Preferred Stock and other equity securities representing up to 34.9% of the issued and outstanding Common Stock (and related potential adjustments to the number of shares represented by such stock pursuant to the provisions of Section 5 of the Certificate and repurchases by the Company), shall not be deemed to be an "Acquiring Person" (as defined in the Rights Agreement) for purposes of the Rights Agreement (provided that such supplement or amendment shall immediately terminate in the event that this Agreement shall terminate for any reason). The Company agrees that if any other Person shall be deemed not to be such an "Acquiring Person" (or such other Person is otherwise granted any exemption or release from or any beneficial rights with respect to the Rights Agreement), then Vista shall be granted the same exemption, release or rights as such other Person with respect to the Rights Agreement (provided that this sentence shall be of no force and effect in the event that this Agreement shall terminate for any reason).

     7.10 Affirmative Covenants. So long as any of the Series B Preferred Stock is outstanding, the Company shall, and shall cause each Subsidiary to: (i) at all times cause to be done all things reasonable to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses, (ii) maintain and keep its properties in good repair, working order and condition, and from time to time make all reasonable repairs, renewals and replacements, so that its businesses may be properly conducted, (iii) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits there from, (iv) comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto, (v) comply with all material applicable laws, rules and regulations of all governmental authorities, and (vi) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for businesses of similar size engaged in similar lines of business.

     7.11 Employee Reduction. The Company shall complete the reduction of its employees in accordance with its public announcement in the third fiscal quarter of 2002.
                                      -23-

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     8.1 Conditions to Obligations of Vista at Closing. The obligation of Vista to purchase the Series B Shares at the Closing in accordance with Section 3.2 shall be subject to the satisfaction or waiver by Vista of the following conditions precedent on or prior to the Closing Date:

          (a) the Certificate shall have been filed with the Secretary of State of the State of California and shall be in full force and effect as of the Closing Date and shall not have been modified in any manner;

          (b) as of the Closing Date there shall be an absence of (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, or (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States;

          (c) as of the Closing Date the representations and warranties made by the Company in Article IV hereof and in any Related Document shall be true and correct in all respects to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects;

          (d) the Company shall have fulfilled, performed or complied in all material respects with the covenants and conditions set forth in this Agreement and the Related Documents that are required to be performed by the Company on or before the Closing Date;

          (e) as of the Closing Date, the Company shall have received written confirmation from NASDAQ that, subject to receipt of the Shareholder Approval (which the Company shall seek to obtain in accordance with Section 7.8, subject to the terms of such Section 7.8), (i) the authorization and issuance of the Series B Shares and the Conversion Shares will not violate any of the stockholder approval or voting rules or any listing or maintenance requirements of NASDAQ, and (ii) NASDAQ will not object to the terms of the Series B Shares as set forth in the Certificate;

          (f) as of the Closing Date the Company shall have received all consents and approvals, including, without limitation, Board of Director, governmental and material third party consents or approvals that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents (including receipt of the Shareholder Approval, which the Company shall seek to obtain in accordance with Section 7.8, subject to the terms of such Section 7.8);

          (g) the following documents and items shall have been delivered to Vista at the Closing:

                (i) [intentionally omitted]

                (ii) the written opinion of Venture Law Group, counsel to the Company, dated as of the Closing Date and satisfactory in form and substance to Vista;

                (iii) a counterpart of the Registration Rights Agreement duly executed and delivered by the Company;

                (iv) certificates evidencing ownership of the Series B Shares purchased by Vista, in each case duly executed and delivered by the Company;

                (v) a certificate of a duly authorized officer of the Company dated as of the Closing Date certifying that (A) the closing conditions described in Section 8.1(a) through Section 8.1(i) have been satisfied, and (B) the resolutions of the Board of Directors attached thereto (which resolutions shall have, among other things, authorized all of the transactions contemplated by this Agreement and the Related Documents, and approved this Agreement and the Related Documents (including, without limitation, the Certificate);

                (vi) a copy of the unaudited consolidated financial statements of the Company and its Consolidated Subsidiaries for (A) the three-month periods ended March 31, 2002 and June 30, 2002, and (B) the one-month periods ending July 31, 2002 and August 30, 2002, in each case satisfactory in form and substance to Vista in its sole discretion; and

                (vii) such other documents relating to the transactions contemplated hereby as Vista may reasonably request; and

          (h) as of the Closing Date neither the Company nor any Subsidiary shall have suffered or caused to have been suffered since the date of this Agreement, any occurrence, event or transaction which, individually or together with each other occurrence, event or transaction, shall have had or could reasonably be expected to have had a Material Adverse Effect.

     8.2 Conditions to Obligations of the Company. The obligation of the Company to sell and issue the Series B Shares to Vista at the Closing in accordance with
Section 3.2 shall be subject to:

          (a) the delivery by Vista of the Purchase Price payable by Vista at the Closing in accordance with Section 3.2;

          (b) as of the Closing Date, Vista having received all consents and approvals, including, without limitation, governmental and third party consents or approvals that are required to be obtained in connection with the transactions contemplated under this Agreement and the Related Documents; and

          (c) as of the Closing Date, the representations and warranties made by Vista in Article V hereof being true and correct in all respects to the extent they are qualified by materiality or Material Adverse Effect, and to the extent not so qualified shall be true and correct in all material respects.

                                   ARTICLE IX
                                    COVENANTS

     9.1 Required Actions. For so long as any of the Series B Shares remain outstanding, the Company shall and, where applicable, shall cause each Subsidiary to:

          (a) use its reasonable best efforts to maintain at all times a valid listing for the Common Stock on a national securities exchange or NASDAQ;

          (b) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

          (c) maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), (i) public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds and in amounts customarily carried or maintained by companies of established reputation engaged in similar businesses, and (ii) unless the Board of Directors decides in exercising their fiduciary duties that such directors' and officers' liability coverage is not prudent, directors' and officers' liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case than the directors' and officers' liability insurance maintained by the Company as of the Closing Date;

          (d) pay and discharge when due all tax liabilities, assessments and governmental charges or levies imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon), unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP, consistently applied, are being maintained by the Company;

          (e) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses; provided, that the Company may liquidate, merge out of existence or otherwise dissolve immaterial Subsidiaries;

          (f) comply with all applicable laws, rules and regulations of all Government Agencies and material contracts of the Company, the violation of which could reasonably be expected to have a Material Adverse Effect;

          (g) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied;

          (h) reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Series B Shares, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series B Shares. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, liens and charges (other than due to Vista's actions). The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance);

          (i) use its reasonable best efforts to at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and Sections 13 and 15 of the rules and regulations adopted by the SEC thereunder, and the Company shall use its reasonable best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC on Form S-3 or any similar short-form registration statement and upon the filing of each such report deliver a copy thereof to each holder of the Series B Shares (or, if the Company is no longer subject to the requirements of the Exchange Act, provide reports in substantially the same form and at the same times as would be required if it were subject to the Exchange
Act).

     9.2 Use of Proceeds. The proceeds from the issuance of the Series B Preferred Stock will be used by the Company (i) to repay outstanding indebtedness and (ii) for working capital and general corporate purposes.

     9.3  Information Rights. The Company shall furnish to Vista:

          (a) within 90 days after the end of each fiscal year (or, if required to be filed with the SEC sooner, then concurrently with such filing), its Form 10-K containing its audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 90 days after the end of each fiscal year (or, if required to be filed with the SEC sooner, then concurrently with such filing), (i) its consolidating balance sheets and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the budget and previous fiscal year and
(ii) an unaudited income statement for each of the Company's business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, if required to be filed with the SEC sooner, then concurrently with such filing), its Form 10-Q containing its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

          (d) within 30 days after the end of each of the first three fiscal quarters of each fiscal year, (i) its consolidating balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the budget and previous fiscal year and (ii) an unaudited income statement for each of the Company's business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (e) within 30 days after the end of each month which is neither a fiscal year end nor a fiscal quarter end, (i) its consolidating balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the budget and previous fiscal year and (ii) an unaudited income statement for each of the Company's business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the results of operations of the Company on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (f) by no later than December 15 of each fiscal year, a budget and business plan for the immediately succeeding fiscal year in the form approved by the Company's board of directors, together with a business forecast for such succeeding fiscal year, all in form, scope and detail satisfactory to Vista and on a quarterly basis for each fiscal quarter of such succeeding fiscal year;

          (g) promptly after the same become publicly available, (to the extent not available through electronic means) copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Agency succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its stockholders generally, as the case may be;

          (h) promptly after the same are delivered to the members of the Board of Directors, copies of all business plans and other financial plans relating to the Company and/or its Subsidiaries; and

          (i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the this Agreement or any Related Document, as Vista may reasonably request.

     9.4 Access Rights. The Company shall permit Vista, its agents and representatives to have reasonable access to the management personnel, premises, contracts, books and records of the Company and its Subsidiaries upon reasonable notice during regular business hours.

     9.5 Standstill Agreement. For a period of one year ending on the anniversary of the Closing Date, Vista shall not, and Vista shall not permit its Affiliates to solicit any proxy to elect a new majority of the Board of Directors; provided, however, that if any other Person not affiliated with Vista undertakes to solicit such a proxy to elect a new majority of the Board of Directors, then Vista or its Affiliates shall be permitted to undertake such actions.

                                    ARTICLE X
                                   TERMINATION

     10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by Vista, so long as Vista is not in material breach of any covenant or agreement set forth in this Agreement, if there has been a material breach by the Company or any of its Subsidiaries of any covenant or agreement of the Company set forth in this Agreement other than in Sections 7.2, 7.4, 7.5, or 7.10;

          (b) by the Company, so long as the Company is not in material breach of any covenant or agreement set forth in this Agreement, if there has been a material breach by Vista of any covenant or agreement of Vista set forth in this Agreement;

          (c) by mutual written agreement of the Company and Vista;

          (d) by either the Company or Vista if the Closing shall not have been consummated on or before April 30, 2003; provided, that the party seeking to terminate this Agreement is not then in material breach of this Agreement;

          (e) (i) by Vista or the Company if the Company fails to obtain the Shareholder Approval at the Company Shareholders Meeting in all such instances other than in clause (ii) of this Section 10.1(e) or (ii) by Vista if a publicly disclosed hostile takeover attempt of the Company by any Person occurs prior to convening the Company Shareholders Meeting and the Company fails to obtain the Shareholder Approval;

          (f) by Vista if the Board of Directors of the Company shall have (i) withdrawn, modified or changed its recommendation that the stockholders of the Company approve the matters to be considered at the Company Shareholders Meeting, (ii) revoked its approval of the transactions contemplated by this Agreement, or (iii) the Company takes any of the actions described in clauses
(x) or (y) in Section 7.6(b) after the seven-day period described in such
Section 7.6(b);

          (g) by the Company if the Board of Directors of the Company shall have withdrawn, modified or changed its recommendation that the stockholders of the Company approve the matters to be considered or if the Company has accepted or endorsed a Superior Proposal; or

          (h) by Vista, so long as Vista is not in material breach of any covenant or agreement set forth in this Agreement, if there has been a breach by the Company or any of its Subsidiaries of Sections 7.2, 7.4, 7.5, or 7.10 which breach has a Material Adverse Effect on the Company.

The party or parties desiring to terminate this Agreement pursuant to any of clauses (a) through (i) above shall give written notice of such termination to the other parties.

     10.2 Effect of Termination. If this Agreement is terminated as permitted by
Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation of any party (or any stockholder, partner, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that (i) Section 7.8(b) and Article XIII shall continue in full force and effect and all fees and expenses payable thereunder, if any, shall be payable, and (ii) nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

                                   ARTICLE XI
                                    SURVIVAL

     11.1 Survival. The representations and warranties of Vista and the Company contained herein shall survive the Closing and expire on the date that is 30 days after the date on which the Company files with the SEC its Form 10-K for the fiscal year ending on December 31, 2003; provided, that (i) the representations and warranties made by the Company in Sections 4.1, 4.2, 4.3, 4.23, 4.24 and 4.25 shall survive indefinitely, and (ii) the representations and warranties made by the Company in Section 4.22 shall survive for the duration of any applicable statute of limitations (including any extensions thereof).

                                   ARTICLE XII
                                 INDEMNIFICATION

     12.1 Indemnification.

          (a) In consideration of Vista's execution and delivery of this Agreement and acquiring the Series B Shares hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless Vista and all of its respective Affiliates, officers, managers, advisors, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims (including without limitation actions, causes of action, suits and claims brought by or against Person, including stockholders of the Company on behalf of themselves and their respective subsidiaries), losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and all reasonable attorneys' fees and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing this Agreement) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) or other liabilities, losses or, in the case of clauses (i) and (ii) below, diminution in value (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the breach of any representation or warranty contained in this Agreement or in any Related Document, (ii) the breach of any promise, agreement or covenant contained in this Agreement or in any Related Document, (iii) the Company's actions or failures to act (including statements or omissions made or information provided by the Company or its agents), or (iv) actions or failures to act by an Indemnitee with the Company's written consent or in reliance on the Company's actions or failures to act.

          (b) The Company shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee or any officer, director or controlling Person of such Indemnitee and will survive the transfer of securities.

          (c) Any Person entitled to indemnification hereunder (i) will give prompt written notice to the Company of any claim with respect to which it seeks indemnification and (ii) if the Indemnified Liability arises from a third party claim, unless in such Indemnitee's reasonable judgment a conflict of interest between the Company and such Indemnitee may exist with respect to such third party claim, will permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the Indemnitee. If such defense is assumed, the Company will not be subject to any liability for any settlement made by the Indemnitee without its consent (but such consent will not be unreasonably withheld). If the Company is not entitled to, or elects not to, assume the defense of a claim hereunder, the Company will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees with respect to such claim, unless in the reasonable judgment of any Indemnitee a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim. In such instance, the conflicting Indemnitees shall have the right to obtain one separate counsel, chosen by the majority of each separate group of conflicting Indemnitees, at the expense of the Company.

          (d) Payments by the Company pursuant to Section 12.1(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnitees from any third party with respect thereto.

          (e) Notwithstanding anything to the contrary set forth herein, no Indemnitee shall be entitled to be indemnified pursuant to this Article XII for any Indemnified Liability that arises as a result of the Indemnitee's gross negligence or willful misconduct; provided, however, that the Company shall pay the expenses incurred by any such Indemnitee hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Indemnitee to repay the full amount advanced if there is a final determination that such Indemnitee failed the standards set forth above or that such Indemnitee is not entitled to indemnification as provided herein for other reasons; and provided, further, that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee was either grossly negligent or engaged in willful misconduct.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

     13.1 Public Announcements. Neither Vista nor the Company shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by law or the rules of any exchange on which the Company's securities may be listed or any inter-dealer quotation system in which the Company's securities may be authorized to be quoted.

     13.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of Series B Shares or Conversion Shares. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided, that Vista shall be entitled to assign its rights and obligations under this Agreement to any transferee of Series B Shares without the consent of the Company so long as (i) the transfer of such Series B Shares to such transferee is made in accordance with Section 6.4 hereof and (ii) such transferee agrees in writing to be bound by the terms of this Agreement.

     13.3 Entire Agreement. This Agreement, the Related Documents and the Confidentiality Agreement and each other writing referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

     13.4 Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person,
(ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

                  To the Company, to:
                  ------------------

                           Aspect Communications Corporation
                           1310 Ridder Park Drive
                           San Jose, CA  95131-2313
                           Attention:  Beatriz Infante
                           Facsimile:  (408) 325-2442

                           With a copy, which shall not constitute notice to the Company, to:

                           Venture Law Group
                           2775 Sand Hill Road
                           Menlo Park, CA  94025
                           Attention:  Jon Gavenman
                           Facsimile No.:  (650) 233-8386

                  To Vista, to:
                  ------------

                           Vista Equity Fund II, L.P.
                           c/o Vista Equity Partners
                           150 California Street, 19th Floor
                           San Francisco, CA  94111
                           Attn: Robert F. Smith
                                 Stephen J. Davis
                           Facsimile No.: (415) 765-6666

                           With a copy, which shall not constitute notice to Vista, to:

                           Kirkland & Ellis
                           Citigroup Center
                           153 East 53rd Street
                           New York, NY  10022-4675
                           Attention:  Eunu Chun, Esq.

                           Facsimile No.:  (212) 446-4900

or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

     13.5 Closing Fee; Vista's Fees and Expenses.

          (a) On the Closing Date, in consideration for the services Vista or its Affiliates performed in structuring and arranging the transactions contemplated by this Agreement and the Related Documents, the Company will pay to Vista Equity Partners, LLC (or its Affiliate) a transaction fee equal to $500,000 (the "Closing Fee"), by wire transfer of immediately available funds to an account indicated to the Company by Vista. In addition, on the earlier of (x) the Closing Date, and (y) the third business day after this Agreement is terminated, unless (A) the Termination Fee under Section 7.8(b) and the Closing Fee is paid to Vista, or (B) this Agreement is terminated pursuant to Section 10.1(b), 10.1(c), or 10.1(e)(i), the Company shall reimburse Vista for (i) the reasonable fees and expenses of Kirkland & Ellis and PriceWaterhouseCoopers LLP incurred by Vista in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents, and (ii) all other reasonable fees and out-of-pocket expenses incurred by Vista in connection with the transactions contemplated hereunder (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives). After the Closing, the Company agrees to reimburse Vista for all reasonable fees and expenses (including reasonable legal fees) incurred in connection with any future amendment to, waiver of or the enforcement by Vista of any of its rights arising under this Agreement or any of the Related Documents.

          (b) In addition to any amounts payable pursuant to the second sentence of clause (a) above, if this Agreement is terminated by Vista or the Company pursuant to Sections 10.1(a), 10.1(d), 10.1(e)(ii), 10.1(f), 10.1(g) or 10.1(h),
then, in addition to any other remedies or claims Vista may have in law or in equity, the Company shall, within three business days of such notice of termination, pay to Vista Equity Partners, LLC the Closing Fee. Any amounts payable under this Section 13.5(b) shall be paid by wire transfer of immediately available funds to the accounts designated to the Company by Vista.

     13.6 Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company and Vista. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

     13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

     13.8 Headings. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

     13.9 Specific Performance. The Company, on the one hand, and Vista, on the other hand, acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to seek specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

     13.10 Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

     13.11 GOVERNING LAW. THE CORPORATE LAW OF THE STATE OF CALIFORNIA SHALL GOVERN ALL ISSUES AND QUESTIONS RELATING TO THE INTERNAL GOVERNANCE OF THE COMPANY AND ANY OTHER ISSUES AND QUESTIONS ARISING UNDER THE SCOPE OF THE CORPORATE LAW OF THE STATE OF CALIFORNIA. ALL ISSUES AND QUESTIONS RELATING TO THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR CHOICE OF LAW OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE

     13.12 Arbitration.

          (a) Resolution of Disputes. If a Dispute arises between the parties, the parties agree to use the following procedures in good faith to resolve such Dispute promptly and non-judicially. For purposes of this Agreement, "Dispute" shall mean any alleged material breach of any representation, warranty or obligation herein, or a disagreement regarding the interpretation, performance or nonperformance of any provision thereof, or the validity, scope and enforceability of these dispute resolution procedures, or any dispute regarding any damages arising from the termination of this Agreement. Any party may give written notice to any other party of the existence of a Dispute (a "Dispute Notice").

          (b) Negotiation. Within ten days after delivery of any Dispute Notice the parties involved in the Dispute shall meet at a mutually agreeable time and place and thereafter as often as they deem reasonably necessary to exchange relevant information and attempt in good faith to negotiate a resolution of the Dispute. If the Dispute has not been resolved within ten days after the first meeting of the parties, or, if the party receiving the Dispute Notice will not meet within ten days after receipt of the Dispute Notice, then either party may, by delivering notice to the other party, commence arbitration proceedings.

          (c) Arbitration. If the parties are not successful in resolving a Dispute, then the Dispute shall be resolved by binding arbitration conducted by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time as modified by the terms hereof (the "Arbitration Law"). Either party may initiate final resolution of the Dispute by delivering a written demand for arbitration to the other party. Each party shall notify the other party of its appointment of one neutral arbitrator within seven days after receipt of such written demand for arbitration and the third neutral arbitrator shall be appointed by a court of competent jurisdiction in New York. Each of the three arbitrators shall function as an arbitrator without any one of them serving as an Umpire or having more authority than the other two. If such arbitrator appointments are not made within said time periods, the arbitrators shall be selected by a court of competent jurisdiction in New York. All arbitrators must be attorneys with experience in law relating to investment funds. Further, no arbitrator may be a current or former client or employee of any party or an attorney that has provided legal advice to any party within the preceding twelve months, nor may an arbitrator be a current or former employee of a direct competitor of any of the parties. Additionally, prior to their assumption of duties as an arbitrator, all arbitrators must sign an oath of neutrality in customary form. If requested by either party, the arbitration award shall set forth findings of fact and conclusions of law upon which the award is based in the same manner as a judgment from a court of New York. Judgment upon the award rendered by the arbitrators shall be binding upon the parties and may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, unless the parties mutually agree otherwise. The language of the arbitration shall be English. The arbitrators may allocate against the losing party all reasonable attorneys' fees and costs of arbitration including the fees of the arbitrators and any other costs described herein so long as such arbitrators direct in the award that any such costs shall not be taxable in the courts of New York. The parties agree that a party's remedies under this arbitration procedure may be inadequate and that, notwithstanding this clause (c), such aggrieved party shall be entitled to seek injunctive relief. The institution and maintenance of an action to obtain or enforce equitable remedies shall not constitute a waiver of the right of any party including the plaintiff to submit the controversy or claim to arbitration.

          (d) General Dispute Resolution Provisions.

              (i) All deadlines specified in this Section 13.12 may be extended by mutual agreement. The procedures specified in this Section 13.12 are an essential provision of the Agreement and are legally binding on the parties. These procedures shall be the sole and exclusive procedures for the resolution of any Dispute between the parties arising out of or relating to this Agreement. Any and all actions to enforce the obligations under this Section 13.12 shall be brought in any court of competent jurisdiction in courts located in New York.

              (ii) The parties acknowledge that the provisions of this Section
     13.12 are intended to provide a private resolution of Disputes between them. Accordingly, all documents, records, and other information relating to the Dispute shall at all times be maintained in the strictest confidence and not disclosed to any third party, other than the arbitrators, except where specifically allowed hereunder and except as required to be disclosed as a matter of law. All proceedings, communications and negotiations pursuant to this Section 13.12 are confidential. In the event of any judicial challenge to, or enforcement of, any order or award hereunder, any party may designate such portions of the record of such proceedings, communications, and negotiations as such party deems appropriate to be filed under seal. All proceedings, communications and negotiations pursuant to this Section 13.12 shall be treated as compromise negotiations for all purposes, including for purposes of the U.S. Federal Rules of Evidence and state rules of evidence. None of the statements, disclosures, offers, or communications (or other assertions made in any proceeding or negotiation) made pursuant to this Section 13.12 shall be deemed admissions, nor shall any of said statements, disclosures, offers, communications or assertions be admissible for any purpose other than the enforcement of the terms of this Section 13.12.

              (iii) The parties agree to act in good faith to comply with all of their respective obligations under this Agreement as much as possible as if there were no Dispute during any pending mediation or arbitration hereunder.

              (iv) The parties agree that the terms of this Section 13.12 shall survive the termination or expiration of this Agreement.

          (e) Notice. The parties agree to have any Dispute decided by neutral arbitration as provided in this Section 13.12 and the parties are giving up any rights they might possess to have the Dispute litigated in a court or by a jury trial. The parties are giving up their judicial rights to discovery and appeal, unless such rights are specifically included in this Section 13.12. The parties acknowledge and agree that their agreement to this arbitration provision is voluntary.

     13.13 No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     13.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     13.15 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a non-Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

                                    * * * * *

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Preferred Stock Purchase Agreement as of the date first above written.

                                   ASPECT COMMUNICATIONS CORPORATION



                                   By:   /s/ Beatriz Infante
                                        -------------------------------------
                                        Name: Beatriz Infante
                                        Title:   Chairman, President and Chief
                                                 Executive Officer

                                   VISTA EQUITY FUND II, LP

                                   By:  VEFIIGP, LLC
                                        its Managing General Partner

                                   By:   /s/ Robert F. Smith
                                        -------------------------------------
                                        Name: Robert F. Smith
                                        Title: Managing Member